Exhibit 99.1

Craig K. Hubbard
Treasurer
985.801.5117
craig.hubbard@poolcorp.com

SCP POOL CORPORATION
ANNOUNCES CANADIAN DISTRIBUTION ACQUISITION
AND DIVESTITURE OF ITS DIRECT HOLDINGS IN
NORTH AMERICAN MANUFACTURING ASSETS

COVINGTON, LA (November 15, 2004) – SCP Pool Corporation (NASDAQ/NM:POOL) announced today that it will acquire certain distribution assets of Latham International LP’s Canadian subsidiary, Pool Tech Distribution Inc., (“Pool Tech”). Pool Tech, with pro-forma 2004 net sales expected to exceed $20 million, distributes swimming pool supplies and equipment through three service centers located in Ontario, Canada. POOL will fund this transaction primarily through the exchange of manufacturing assets held by its subsidiary, Les Industries R.P. Inc.

POOL also announced today that it will divest itself of its direct holdings in its manufacturing assets located in Fort Wayne, Indiana. In exchange for the manufacturing assets of its subsidiary, Fort Wayne Pools, Inc., POOL will receive a minority interest in Latham Acquisition Corporation (“LAC”), which in connection with this transaction will acquire the business of Latham International, LP, a manufacturer of vinyl swimming pool liners, polymer and steel panels, steps and related swimming pool products based in Albany, NY. Pro-forma 2004 sales for LAC are expected to be $170 million.

These transactions are expected to close by December 31, 2004, subject to regulatory approval and LAC’s procurement of financing.

Manuel Perez de la Mesa, POOL President and CEO, commented, “These transactions will allow POOL management to focus on its core distribution business in the young swimming pool industry. Incrementally, we expect to realize a marginal accretive benefit and approximately $10 million in incremental net sales, as a result of these transactions.”

SCP Pool Corporation is the largest wholesale distributor of swimming pool supplies and related products. Currently, POOL operates 198 service centers in North America and Europe, through which it distributes more than 91,000 national brand and private label products to roughly 48,000 wholesale customers.

This news release may include “forward-looking” statements that involve risk and uncertainties. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially due to a variety of factors, including the sensitivity of the swimming pool supply business to weather conditions and other risks detailed in POOL’s 2003 Form 10-K and subsequent Form 10-Qs filed with the Securities and Exchange Commission.